EXHIBIT 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256815) and Form S-8 (No. 333-232531; 333-252259) of Elys Game Technology Corp. of our report dated August 13, 2021, relating to the financial statements of Bookmakers Company US, LLC which appears in this Form 8-K/A.

/s/ BDO USA, LLP

Las Vegas, Nevada

August 13, 2021